Exhibit 99.1

making Impressions

The Life in a Day

Equity LifeStyle Properties | 2015

REIT Industry Same Store NOI Growth

Source: Citi Investment Research February 2016

Dear Readers,

At the end of each year, we set aside time to consider the goals we achieved and what we can do to make the next year better. We had a strong year in 2015, which will help us build momentum into 2016.

We continued our positive occupancy trend of both increasing occupancy and gaining homeowners. For the year, we increased occupancy by approximately 500 sites and increased homeowners by 750. On the new home sales front, we sold approximately 500 new homes in 2015, a 40% increase from 2014. Our same store NOI growth was 5.5%, a level not previously achieved in our portfolio since 2009. Within our manufactured home communities, we finished the year strong with 4% quarter over quarter growth. The strength of our RV business continued with RV revenue growth of nearly 8%.

ELS is known as an investment that provides a steady, dynamic cash flow.

We make prudent capital decisions that allow us to increase shareholder value. The nature of our business is such that our portfolio has historically performed well throughout the economic cycle. This past year, the economy was marked with anemic growth and in that environment ELS was still able to post positive gains on all key operating metrics. We understand that our customer has many options for vacation or housing needs and we are focused on making great impressions at every point in the customer cycle.

Welcome back…

Our customers come back year after year because we offer quality real estate locations with a focus on customer service. We recognize that our customers are our greatest asset as indicated by the number of repeat customers we see each year. We spend time focusing on what our customers are looking for in an amenity package to encourage quality experiences and favorable impressions. These amenity upgrades will serve us well as they appeal to the Baby Boomer generation, which has an expectation of active lifestyle offerings.

Do you see what I see…

Social media has been impactful for us this year. We now have over 250,000 active fans/followers who are engaged in both reviewing our locations and sharing their memories with us. This instantaneous form of communication with our customers allows us to receive immediate feedback while providing a channel for them to tell their vacation stories through pictures and videos. Our continued focus on these outlets will pay dividends in the years ahead as consumers continue to value authenticity and genuine interactions with our brands.

As we look ahead to 2016, we are excited about the high quality options we provide our customers, the stability of our business, and our ability to focus on growth opportunities.

As in previous years, we invite you to enjoy the photos in this book,

providing you a glimpse into the Life in a Day at ELS.

Marguerite Nader

President and CEO

Sam Zell

Chairman of the Board

Welcome. At Equity LifeStyle Properties, we provide wonderful places for our customers to stay, play, and live life

on their terms. Whether our guests are staying for a

long weekend, a season, or for years to come, our goal

is to make them feel welcome and right at home.

Palm Springs

Palm Desert, CA

first impressions Carolina Landing

Fair Play, SC

Welcome

back.

Our customers engage in an active and fulfilling lifestyle with numerous opportunities for social and recreational interaction.

This quality lifestyle is key to the stability and growth of our customer base.

Welcome

back.

quality repeated

ViewPoint RV & Golf Resort

Mesa, AZ

Turtle Beach

Manteca, CA

Friends always welcome.

The social nature of our communities

provides the foundation for building

long-lasting friendships.

Southern Palms

Eustis, FL

lasting impressions

Welcome adventure

Our customers embrace new adventures as they explore,

travel, and take advantage of the activities at our properties.

There is always something new to see and learn, while

staying active and engaged along the way.

corner.

around every

Welcome adventure

making new memories

La Conner

La Conner, WA

Welcome home.

Willow Lake Estates

Elgin, IL

Not just a place to rest your head, but a community

of lifestyle offerings featuring athletic clubs, dances,

social gatherings, so many options…it’s up to you

to determine the lifestyle that fits you best.

creating community

Bay Indies

Venice, FL

The people and places of Equity LifeStyle Properties

De Anza Santa Cruz

Santa Cruz, CA

Santiago Estates

Sylmar, CA

Date Palm Country Club

Cathedral City, CA

Date Palm Country Club

Cathedral City, CA

Contempo Marin

San Rafael, CA

Idyllwild

Idyllwild, CA

Monte Vista Village

Mesa, AZ

ViewPoint RV & Golf Resort

Mesa, AZ

RV Rally at Mesa Spirit

Mesa, AZ

Araby Acres

Yuma, AZ

The Reserve at Lake Conroe

Willis,TX

The Reserve at Lake Conroe

Willis, TX

Mariner’s Cove

Millsboro, DE

Holiday Village

Colorado Springs, CO

Kenisee Lake

Jefferson, OH

Tranquil Timbers

Sturgeon Bay, WI

Chestnut Lake

Port Republic, NJ

Lake George Escape

Lake George, NY

Greenwood Village

Manorville, NY

Alpine Lake

Corinth, NY

Mt. Hood Village

Welches, OR

Narrows Too

Trenton, ME

Meadows of Chantilly

Chantilly, VA

Down Yonder

Largo, FL

Bulow Plantation

Flagler Beach, FL

Maralago Cay

Lake Worth, FL

Colony Cove

Ellenton, FL

CountryWood

Plant City, FL

Miami Everglades

Miami, FL

Miami Everglades

Miami, FL

Orlando

Clermont, FL

Fiesta Key

The Florida Keys

Equity LifeStyle Properties

Two North Riverside Plaza, Chicago, IL 60606

(800) 247-5279 | EquityLifeStyle.com